nEUBERGER BERMAN FUNDS

PLEASE VOTE TODAY!

Meeting Adjourned to August 30, 2022

URGENT REQUEST REGARDING OUR SPECIAL MEETING OF SHAREHOLDERS

The Special Meeting of Shareholders for the Neuberger Berman Funds has been adjourned to permit shareholders additional time to consider the proposal on Fundamental Investment Policies as described in the Fund’s proxy statement.

Our records indicate that we have not yet received your vote.

Please note that proxy solicitation costs are borne by the Fund’s and their shareholders. These costs can be substantial. Voting today will help us manage such costs and will avoid the need for our proxy solicitor, Broadridge, to initiate further calls or mailings to you. We urge you to vote as soon as possible in order to allow the Funds to obtain a sufficient number of votes to hold the adjourned meeting as scheduled on August 30, 2022, at 10:30 a.m. Eastern Time.

Your vote matters and is important no matter how many shares you own. Please vote promptly so your vote can be received prior to the August 30, 2022 Adjourned Special Meeting of Shareholders.

Voting is quick, will only take a few minutes of your time, reduces expenses and will benefit all shareholders. We have made it very quick and easy for you to vote.

Please choose one of the following voting methods to cast your vote today:

•    Speak with a Proxy Voting Specialist Live – Please call Broadridge at 1-833-757-0738 to speak live with a proxy voting specialist who will take your vote over the phone. Proxy specialists are available Monday through Friday between 9:00 am and 10:00 pm Eastern.

OR

•    Use the Automated Line - If you have your control number available for reference and prefer to use an automated system available 24 hours each day, please dial 1-800-690-6903 and have the control number listed on the voting instructions form provided to you available for reference when using this touch-tone system.

Vote Online at www.proxyvote.com - Enter the control number on the voting instruction form provided and follow the prompts.
Vote by Mail - Complete, sign and date the enclosed proxy card and return it in the pre-paid envelope provided as soon as possible.

Please vote promptly to help the fund from incurring additional proxy solicitation costs.

THANK YOU IN ADVANCE FOR YOUR VOTE

To protect the health and safety of our employees, clients, and guests, Neuberger Berman requires that all visitors to our offices be fully vaccinated against COVID-19 (i.e., two weeks after the second dose in a two-dose series, or two weeks after a single-dose vaccine). As per the CDC, we encourage visitors to wear a mask indoors if in an area of substantial or high transmission.

As such, all shareholders that wish to attend the Special Shareholders Meeting in person must provide proof of vaccination when checking-in at Neuberger Berman’s office being visited. Proof can include physical card, photo/photocopy of a card, or mobile app, such as Excelsior Pass or Docket.

NB ADJ2 2022

nEUBERGER BERMAN FUNDS

August 2022

URGENT: YOUR VOTE IS CRITICAL

Re: Your investment in one or more of the funds listed below:

[                               ]

Dear Shareholder,

Broadridge Financial Solutions has been engaged by the Neuberger Berman Funds to contact you regarding an important matter pertaining to your investment in one or more of the above Neuberger Berman Funds.

Our previous attempts to contact you have been unsuccessful. Accordingly, please contact us immediately at 1-833-757-0738. Monday through Friday between the hours of 9:00am to 9:00pm Eastern Time.

This matter is very important and will take only a moment of your time.

Thank you in advance for your assistance with this matter. We truly appreciate your investment and regret any inconvenience as a result of this process.

Sincerely,

Vice President & Chief Operating Officer

Neuberger Berman Funds